STEVENS TO DEVOTE FULL TIME
---------------------------
TO R&D FOR NEW TECHNOLOGIES
---------------------------

                          TELEGEN TO EXPAND OPERATING
                                MANAGEMENT TEAM

REDWOOD CITY, CA (January 17, 1997)....Telegen Corporation (Nasdaq: TLGN)
announced today that is is implementing, as part of its 1997 strategic plan, a major augmentation of its operating management team. According to the announcement by Telegen Corporation President and CEO Jessica L. Stevens, the Company has engaged a large international executive search firm to fill two key operating positions being vacated by Stevens. The positions to be filled are President of Telegen Display Laboratories, Inc. (the Company's flat panel display operation), and President of Telegen Communications Corporation, its telecom products subsidiary. Stevens said that Daniel Kitchen will continue as President of the Company's Morning Star Multimedia, Inc. subsidiary. She said that several candidates for the positions have already been interviewed, and that both new executives should be on board within 90 days. All three subsidiary Presidents will report to Telegen Corporation Chief Operating Officer & CFO Warren M. Dillard.

    Stevens commented, "My role as both entrepreneur and business executive has been reducing the time and energy I have to spend in the lab--which is both my first love and the company's critical path. We have a number of new technologies that are nearing the completion stage and it is imperative for me to be back in the lab overseeing development.

                                MORE-MORE-MORE

TELEGEN OPERATING MANAGEMENT
Page 2-2-2

My first priority is to ensure the timely completion and commercialization of our full-color flat panel displays, which will range in size from 5 to 21 inches."

    Stevens said that in addition to his duties as Chief Operating Officer and CFO of Telegen Corporation, Warren Dillard is assuming interim day-to-day control of Telegen Communications Corporation, effective immediately. W. Edward
(Ted) Naugler is also immediately assuming interim day-to-day operating leadership of Telegen Display Laboratories.

    Telegen Corporation is a diversified, high technology company with products available and under development for flat panel display, telecommunications multimedia/entertainment and Internet markets. The Company's subsidiaries and divisions include: Telegen Display Laboratories, Inc., which has developed a low-cost flat panel display technology to compete with other types of flat panel displays; Telegen Communications Corporations, which manufactures and markets a line of intelligent telecommunications products for the small office/home office markets, as well as Internet products and other technologies; Morning Star Multimedia, Inc., a creator of interactive CD-ROM edutainment, infotainment and entertainment programs and software; and Telegen Laboratories, which creates new products and technologies.

                                     ####